Exhibit 23.1


                     Independent Auditors' Consent


We consent to the incorporation by reference in this Registration Statement of Kinark Corporation on Form S-3 of our report dated February 20, 1998 (except as to the first paragraph of the Contingencies footnote for which the date is March 6, 1998), appearing in the Annual Report on Form 10-K of Kinark Corporation for the year ended December 31, 1997 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


\s\ Deloitte & Touche LLP
Deloitte & Touche LLP

Tulsa, Oklahoma
August 13, 1998